RELEASE AND WAIVER OF ALL CLAIMS

THIS IS A RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as “Release” or “Agreement”) made this 31st day of January, 2007, by and between Suburban Propane, L.P. (including its subsidiaries and affiliates, and hereinafter referred to as "Company" or “Suburban”) having a principal place of business at 240 Route 10 West, P.O. Box 206, Whippany, New Jersey 07981-0206 and Jeffrey S. Jolly residing at 12 Sierra Drive, Califon, New Jersey 07830 (hereinafter referred to as “Employee”).

IN CONSIDERATION of the covenants undertaken and the releases contained in this Release, the Employee and Suburban agrees as follows:

1.

DEFINITIONS.  As used in this Release, the following terms shall have the following meanings:

A.

“Severance Period” shall mean the eighteen (18) month period commencing on the Employment Termination Date (as defined below) and expiring on July 26, 2008.

B.

“Employment Termination Date” shall mean January 26, 2007.

C.

"LP-Gas, Fuel Oil or HVAC Business" shall mean any business engaged in the purchase, storage, distribution, sale or rental of liquefied petroleum gas, fuel oil, or related appliances and equipment; or engaged in the sale, installation or service of heating, ventilation and air conditioning appliances and equipment.

2.

SUBURBAN shall pay to the Employee severance in the amount of Three Hundred Thirty Thousand and 00/100 Dollars ($330,000.00) acknowledged to be equivalent to eighteen (18) months’ base salary, less standard withholding and authorized deductions.  The foregoing amount shall be paid in accordance with prevailing payroll practices of Suburban. Participation in Suburban’s 401(k) and pension plans shall not continue during the Severance Period. In further consideration of this Release and Waiver of All Claims:

A.

Suburban shall continue to pay Suburban medical and dental benefit coverage of the Employee and his/her immediate family under a COBRA arrangement at Suburban’s expense up until the earlier of (a) the expiration of the Severance Period or (b) institution of coverage of the Employee under another Plan. The Employee’s COBRA eligibility shall commence upon the Employment Termination Date.

B.

The Employee shall be eligible to participate in Suburban’s Incentive Compensation Plan for the fiscal year which commenced on or about October 1, 2006 (hereinafter, “Fiscal Year 2007”). It is agreed that if a Fiscal Year 2007 Incentive Award is earned, it shall be paid to the Employee in December 2007 at the full-year rate with no pro-ration.

C.

Suburban will make a one time payment in the amount equal to $34,834.00, less standard withholding and authorized deductions, representing full and final payment of the Employee’s account balance under the “Suburban Propane, L.P. Long Term Incentive Program (As Adopted Effective October 1, 1997)”. Payment shall be made within 30 days of receipt of this executed agreement.   Additionally the Employee will be eligible for the current Long Term Incentive Program II (As Adopted Effective October 1, 2002) for the current 2005 Award Cycle that if earned will be payable in November of 2007. Should there be a change of control during the 6-month period after the signing of this agreement. Employee will be eligible in accordance with  the Plan to receive payments for the 2006 and 2007 Award Cycles.

D.

The Employee shall remain eligible for Company-provided income tax preparation for the tax year ending December 31, 2006 and December 31, 2007. Additionally, the Company will buy out the lease on the Company owned 2005 GMC Yukon used the employee. Once completed, the title and all related documents will be transferred to Employee as owner. Employee will receive a 1099 for the current Fair Market Value of Fifteen Thousand and 00/100 Dollars ($15,000). The current company owned computer in use at Employee’s residence will be transferred to him. Licenses and related documentation will be reported as necessary.

E.

Also, in the event that Suburban Propane Partners, L.P. experiences a “Change of Control and/or the Employee becomes deceased within the Severance Period, any and all remaining monies due will be paid to his/her estate in accordance with this agreement and the terms of the plans.

3.

IN EXCHANGE for such consideration, Employee agrees that his/her acceptance and execution of this Agreement constitutes a full, complete and knowing release and waiver of any claims asserted or non-asserted that he/she now has or now may have against Suburban arising out of his/her employment or termination of employment up to and including the date of this Agreement, including any claims Employee may have under state common law for torts or contracts (including wrongful or constructive discharge, breach of contract, emotional distress) or under federal, state or local statute, regulation, rule, ordinance or order that covers or relates to any aspect of employment or discrimination in employment including, but not limited to the following:

a.

Title VII of the Civil Rights Act of 1964, as amended;

b.

Civil Rights Act of 1991;

c.

Americans with Disabilities Act;

d.

Equal Pay Act of 1963;

e.

Family and Medical Leave Act of 1993;

f.

Age Discrimination in Employment Act;

g.

Older Worker's Benefit Protection Act;

h.

Worker Adjustment and Retraining Notification Act;

i.

Employee Retirement Income Security Act of 1974;

j.

Occupational Safety and Health Act of 1970;

k.

Fair Labor Standards Act;

l.

Consumer Credit Protection Act, Title III;

m.

New Jersey Law Against Discrimination;

n.

New Jersey Conscientious Employee Protection Act;

o.

New Jersey Worker and Community Right to Know Act;

p.

New Jersey Family Leave Act;

q.

New Jersey Worker Health and Safety Act;

r.

New Jersey Civil Rights Act;

s.

any comparable state laws which may apply;

t.

any state or federal “whistleblower” statutes; or

u.

any claim for severance pay, bonus, salary, Suburban stock, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability except as may otherwise be provided in this Agreement.

The foregoing shall not affect vested rights the Employee may possess under any pension or retirement plan.

4.

IN FURTHER CONSIDERATION FOR THE PAYMENTS SET FORTH ABOVE, Employee hereby, on behalf of himself/herself, his/her descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to sue, and fully and forever releases and unequivocally discharges Suburban, its subsidiaries, affiliates, divisions, successors, predecessors and assigns, together with its past and present trustees, directors, officers, agents, attorneys, insurers, employees, unit holders, and representatives, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all claims, wages demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which the Employee now  owns, holds, or claims to have, own, or hold or that Employee at any time heretofore had, owned, held or claimed to have, own, or hold, against each or any of the Releasees.

5.

THE EMPLOYEE covenants and agrees that he/she will not, either individually or in concert with others, file or voluntarily participate or assist in the prosecution of any court proceedings against the Releasees, provided that nothing in this Agreement shall prevent (a) Employee’s participation in any such proceeding where such participation is required by summons or subpoena or is otherwise compelled by law, or (b) Employee’s challenge to the validity of this Release.

6.

THE EMPLOYEE agrees that during the Severance Period, he/she shall not:

A.

Directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise promote, participate, or engage in any activity competitive with Suburban's business (including any LP-Gas, Fuel Oil or HVAC

Business) within the states in which Suburban conducts operations, except as may be requested or permitted in writing by Suburban. Employee acknowledges that this restriction is reasonable given that he had Company-wide responsibilities.  In addition, during the Severance Period and solely in the states and territories described in the preceding sentence, Employee shall not take any action, without Suburban's prior written reasonable consent, to establish or form an LP-Gas, Fuel Oil or HVAC Business competitive with Suburban's business, or to become employed by or render services, advice or assistance to any such competing business.

B.

Solicit (a) the employment of or hire any employee of Suburban or assist in the hiring of any such employee; (b) any customer of Suburban within the states in which Suburban conducts operations; or (c) any person which Employee solicited on behalf of Suburban while employed by Suburban. In addition, Employee shall not interfere with or attempt to interfere with any relationship, contractual or otherwise, between Suburban and its customers, employees or vendors.

Employee's failure to comply with the provisions of this Section 6 shall entitle Suburban (in addition to all other legal and equitable remedies Suburban may have) to terminate or seek reimbursement of the provision or payment of any benefits or severance amounts to which Employee may otherwise be entitled under this Release.  The provisions of this Section 6 shall supersede the terms and conditions of an Agreement dated the 29th day of July, 1997 by and between Suburban and the Employee and shall not preclude the Employee from investing in publicly traded companies.

7.

THE EMPLOYEE agrees that he/she will not disparage Suburban or its officers, directors, or employees to any third parties (including, but not limited to, investors, customers or employees of Suburban; potential investors, customers or employees of

Suburban; competitors; suppliers; or vendors) or through any medium (including, but not limited to, trade publications, newspapers, or the internet).  Suburban agrees that it will not disparage Employee to any third parties or through any medium (including, but not limited to, trade publications, newspapers, or the internet).

8.

THE EMPLOYEE further agrees not to disclose to persons or entities not employed by, or affiliated with Suburban, nor use for his/her own benefit, any information or data not generally available to the public which was developed or obtained by the Employee during his/her employment by Suburban, either before or after his/her execution of this Release, or which in any manner relates to Suburban or the manner in which its business is conducted.

9.

THE EMPLOYEE understands and agrees that he/she has no right to further employment with Suburban and that Suburban will have no obligation to reemploy him/her at any time in the future.

10.

THE EMPLOYEE represents that he/she has returned to Suburban all Suburban property in the possession of Employee, including but not limited to Suburban property, assets, policy and procedure manuals.

11.

THE EMPLOYEE hereby agrees and acknowledges that this Release and its contents shall not constitute or be deemed an admission of liability or wrongdoing on behalf of Suburban or the Employee, the same being expressly denied by each party.

12.

THE EMPLOYEE covenants and agrees that he/she will treat this Release and its contents in a confidential manner and not disclose any of its terms, including the amount of money referred to or the terms of the non-compete provision contained in this Release, with any party other than his/her own spouse, attorney(s), accountant(s) or other professional advisors. Suburban likewise agrees to keep this Release and its contents confidential.

13.

THE EMPLOYEE warrants and agrees that he/she is responsible for any federal, state, and local taxes which may be owed by him/her by virtue of the receipt of any portion of the consideration herein provided.  Employee agrees to hold Suburban harmless from any claims by taxing authorities arising solely out of Employee's failure to properly report any amounts received by Employee pursuant to this Release.

14.

THE EMPLOYEE acknowledges that he/she has been encouraged to seek the advice of an attorney of his/her choice in regard to this Release.  Suburban and the Employee represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys.  The Employee hereby understands and acknowledges the significance and consequences of such Release and represents that the terms of this Release are fully understood and voluntarily accepted by him/her, without coercion.

15.

THE EMPLOYEE further agrees and understands that he/she has twenty-one (21) days from his/her receipt of this Release to review and return this Release to Suburban’s Human Resources Department in Whippany, New Jersey and seven (7) days following his /her signing of this Release to revoke the Release.

16.

THE EMPLOYEE acknowledges that he/she has had a sufficient amount of time to consider the terms of this Release.  Both the Employee and Suburban have cooperated in the drafting and preparation of this Release. Hence, in any construction to be made of this Release, the same shall not be construed against any party on the basis that the party was the drafter. In any event, it is agreed that this Release shall be interpreted in accordance with the laws of the state of New Jersey.

17.

THIS RELEASE instrument constitutes the entire agreement concerning the Employee's employment and termination and all other subjects addressed herein. This Release supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning all subject matters covered herein. This is an integrated document.  Any amendments or changes in the obligations created by this Agreement shall not be effective unless reduced to writing and signed by all parties. This Release is personal to the Employee and may not be assigned by him/her.

18.

IF ONE OR MORE of the provisions of this Release shall for any reason be held invalid, illegal or unenforceable in any respect by a Court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Release, but this Release shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. Employee's covenants and obligations under this Release shall survive the Severance Period unless expressly limited to said period.

PLEASE READ CAREFULLY.   YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  THIS AGREEMENT INCLUDES A RELASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Employee and Suburban have executed this Release and Waiver of all claims as of the date first above written.

Suburban Propane, L.P.

/s/ JEFFREY S. JOLLY	By:	/s/ MICHAEL M. KEATING
Jeffrey S. Jolly	Title: VP – HR AND ADMINISTRATION